ITEM 77M: Mergers

Morgan Stanley Institutional
Fund, Inc. - Global Growth Portfolio

On May 10, 2010, a Special Meeting
of Shareholders ("the Meeting") of
Van Kampen Global Growth Fund ("VK
Global Growth"), a series of Van
Kampen Series Fund, Inc. was held
for the following purpose:

1) To consider and vote upon an
Agreement and Plan of Reorganization,
dated January 20, 2010 (the "VK Global
Growth Reorganization Agreement"),
between Van Kampen Series Fund, Inc.,
on behalf of VK Global Growth, and
Morgan Stanley Institutional Fund,
Inc. (the "Company"), on behalf of
the Global Growth Portfolio ("MSIF
Global Growth"), pursuant to which
substantially all of the assets and
liabilities of VK Global Growth will
be transferred to MSIF Global Growth,
a newly created series of the Company,
in exchange for shares of MSIF Global
Growth (the "VK Global Growth
Reorganization").  As a result of this
transaction, shareholders of VK Global
Growth will become shareholders of MSIF
Global Growth receiving shares of MSIF
Global Growth with a value equal to
the value of their shares of VK
Global Growth;

On May 21, 2010, the VK Global Growth
Reorganization was completed according
to the terms set forth above and in the
VK Global Growth Reorganization Agreement.